Exhibit 99.2

CASCADE CORPORATION, #4345839

CASCADE CORPORATION SECOND QUARTER

FISCAL YEAR 2011 EARNINGS CONFERENCE CALL

September 2, 2010, 5:00 PM ET

Chairperson: Robert Warren (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation Second Quarter Fiscal Year 2011 Earnings Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Thursday, September 2, 2010.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally, with about 1700 employees working in 26 locations and 17 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders. Approximately 60% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers; names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand, Caterpillar and Nissan.

Joe will now provide you with an overview of the second quarter.

Joe Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings and cash flows, are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties is described in our reports on Forms 10-K and 10-Q, and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

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As I walk you through our results, please note that our current fiscal year ends on January 31, 2011. So, when we refer to the second quarter of fiscal year 2011, we’re actually referring to the quarter that just ended July 31, 2010. Also, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

Net sales for the current quarter were $98 million, a 28% increase compared to the prior year. This is in comparison to second quarter lift truck shipments which were up 47%. All regions, except North America, experienced increases in lift truck industry shipments. These trends indicate that we seem to be on a more sustainable path to recovery.

Operating income of 10.4 million in the second quarter compares to a loss of 10.6 million in the prior year, which included $12 million of restructuring costs.

We had net income for the second quarter of $3 million, compared to a net loss of 12.3 million in the prior year. The current quarter’s net income includes a reserve recorded against deferred tax assets. I will discuss this item a bit later.

Our free cash flow for the current quarter was $2 million, as compared to a negative free cash flow of $523,000 in the first quarter. This increase was primarily due to lower working capital levels in the current quarter.

I would now like to spend a few minutes discussing our regional results.

North America sales increased 29%, compared to the prior year, due to increasing sales volumes from the stronger lift truck market. Our gross profit percentage was 30% in the second quarter, which is up from 28% in the prior year. The increase is primarily due to improved absorption of fixed and variable costs as a result of increased sales volumes. Operating income in North America was 4.8 million, as compared to 1.7 million in the prior year.

Our sales in Europe increased 15%, in comparison with the prior year. The increase is due to higher sales volumes as a result of improvements in economic conditions in the lift truck industry. In comparing our sales results with the lift truck market, we believe we have seen some reduction in our market share, in particular, related to our OEM fork products. This was somewhat expected as we have scaled down our overall capacity with plant closures in France and Germany. Our European gross profit percentage has continued to increase from the first quarter as we are seeing the benefits of our restructuring efforts. However, we are still seeing a very competitive pricing environment as it relates to fork products, which has continued to drag down our overall European margins.

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Asia-Pacific experienced a 20% increase in sales in comparison with the prior year. This region has benefited significantly from increases in sales volumes and the weakening of the US dollar against local currencies, which has lowered the cost of their US sourced purchases.

China’s sales increased 70%, compared to the prior year, due to the continued strong recovery of the Chinese lift truck market. Chinese operating income for the second quarter increased 105% in comparison with the prior year, even with higher selling and engineering costs.

On a consolidated level, our SG&A for the second quarter reflects additional personnel costs, including removing the pay freeze which was in place during the recession and accruing for fiscal 2011 executive incentive payments, some of which were a one-time catch-up. Going forward, we would expect SG&A costs to be higher than the first quarter levels but below the level in the second quarter.

Regarding income taxes, our effective tax rate was 67% during the second quarter. The one item that caused a significant spike in our rate, from about 32% to 67%, relates to a reserve of $3.4 million recorded against deferred tax assets in Italy and the UK. These deferred tax assets relate to operating loss carry-forwards. If you remember, in prior years we had been booking reserves against similar deferred tax assets in the Netherlands and Germany. We had previously not recorded any similar reserves in Italy or the UK.

To provide a little background, we, historically, have been profitable in both the UK and Italy up until the recession hit in October of 2008. A dramatic drop in sales volumes pushed us into an unprofitable position in those countries that has continued, although in recent quarters the losses have been at much lower levels as sales volumes have increased. However, once a cumulative loss exists in prior years, a very heavy emphasis is placed on recent historical results versus forecasted results. Based on the levels of losses in both countries over the last two years and since our recent results continue to be unprofitable, we have recorded full reserves. I would like to emphasis that following our restructuring efforts, we expect to be profitable in Europe in the future. I would also note that as at the end of the second quarter we have no deferred tax assets in Europe related to net operating losses which are not fully reserved. Where we end up for the year on our tax rate is obviously dependent on second half results, but at the present time we would anticipate being in the 30-35% range for the last six months, with an annual rate in the low 40’s. This annual rate factors in the reserve recorded in the second quarter.

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Now, turning to the balance sheet, our inventory balance at the end of the second quarter was $63 million, which is approximately the balance at the end of the year. As sales have increased, we have continued our focus on maintaining existing inventory levels. Our accounts receivable as of July 31, 2010 was $64 million, a $13 million increase compared to year end. Higher sales volumes during the first six months have accounted for the increase in accounts receivable.

My final comment relates to our quarterly dividend. The Board recently declared a second quarter dividend of $0.10 per share. This represents an increase from $0.02 and $0.05 per share in the first and second quarter of this year. The dividend reflects the Board’s confidence in the recovery of our business as we continue to experience higher sales volumes.

Now, I would like to turn the call over to Bob for a discussion for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this does not correlate exactly with our business levels over the short term since various end markets use our products to differing degrees, it does give us a good indication of trends over the year. In comparison to the prior year, global lift truck shipments have increased 47% and orders have increased 53%. These trends show that the lift truck industry is clearly on the path of recovery. Recent order rates, whilst still positive, had tapered off a bit. We believe the remainder of the year will be similar to the first half with regard to business levels in all markets.

I would like to devote my remaining comments to our business in Europe. Our goal at the beginning of the year was for our European business to be at a break-even level. Through the first six months of the year, we have narrowed our losses, but we have not reached the break-even level. In looking at our European operations, our dealer business comprises about two-thirds of total sales. This business has made great strides and for the second quarter did reach the break-even level. It is our OEM business that continues to struggle as it operates in an extremely competitive environment with tight margins. The OEM business is characterized by excess production capacity in Europe and increasing supply of forks from China. While we have closed two fork facilities and shifted a significant amount of our business to importing forks from China, this has still not overcome the intense pricing pressure in the market. We are continuing to review our remaining production capacity in Europe and are looking for further opportunities for improvement. We will continue to make additional changes to the business to become profitable in Europe.

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This concludes our prepared remarks. We are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star, followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good afternoon.

Robert Warren:	Good afternoon, Arnie.

Arnie Ursaner:	I guess my first question is—I just want to be clear on exactly what you are telling us about Europe. In the past calls, you’ve talked about Europe being profitable for the year or achieving break-even for the year. It sounds like you’re moving a little bit away from that and it shouldn’t break even or profitability after perhaps some additional restructuring. Is that the message you’re trying to convey?

Robert Warren:	That is correct, Arnie. I believe that, as we tried to point out, the fork business is still incredibly competitively price margined and we’re still not seeing some of the profitability that we would like on some of our European production. As far as our attachment business, which is based out Verona, we’re seeing excellent progress and are at a break-even level now, and we’re seeing continued improvement forecasted.

Arnie Ursaner:	Okay. To clarify again, just based on the seasonality, typically, you’re Q4 is, due to holidays and a number of other reasons, a quieter period seasonally, but I think you also indicated you expect the back half of the year to be pretty similar to the first half. How should we think about the next two quarters given the seasonality you normally have, Europe shutting in Q3 and the holiday season impacting Q4?

Andy Anderson:	We actually, Arnie, have had some seasonality even in Q2, because the holiday period in Europe takes place in July/August and then, of course, the holiday periods in the fourth quarter, but I think—this is Andy, by the way—I think that you would see a little bit of the normal seasonality we see, but we don’t see anything—we’re looking at just a flat, pretty much the same.

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Arnie Ursaner:	So, in fact, that would imply that your basic view of the trends for the rest of the year is pretty favorable because you’re not expecting the normal seasonal decline that you would get in Q3 and Q4.

Robert Warren:	There’s going to be some offset as we have increased profitability, that’s going to help that fourth quarter as we’re looking at it, but the third quarter in Europe certainly is still highly affected by vacation schedules.

Arnie Ursaner:	Okay, two more very quick questions. One, did you quantify the dollar impact of restoring comp that you put back in Q2?

Joe Pointer:	No.

Arnie Ursaner:	But you did mention that your Q3 and Q4 SG&A would be higher than Q1, but not as high as Q2. I’m assuming that Q2 reflected some unusual catch-up payments.

Joe Pointer:	Q2 was a catch-up on some accruals for ultimate incentives.

Arnie Ursaner:	Right, but did you quantify that at all?

Joe Pointer:	No, we didn’t, but I think, Arnie, if your comment is on a go-forward basis, this just falls just kind of almost right in the middle of where the first and second quarter was.

Arnie Ursaner:	Perfect, and my final question regards what steps you need to get to profitability in Europe. If I were to think of the three factors, either higher revenues, better gross margin or less SG&A to get to operating profit, what is the key focus of your effort to get to profitability?

Robert Warren:	We’re certainly doing an intense analysis of down-scaled European production. We’re looking at increasing pricing and some customer prioritization as to profitability.

Arnie Ursaner:	Okay. Thank you very much.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one on your pushbutton phone. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

Our next question comes from the line of Schon Williams with BB&T Capital Markets. Please go ahead.

Schon Williams:	Hi, good afternoon.

Robert Warren:	Good afternoon, Schon.

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Joe Pointer:	Hi, Schon.

Schon Williams:	Let me start—I wanted to talk about the sales trends. I mean, I was actually expecting a good bit more growth out of Europe than what you saw. Some of your competitors in the region, I think they were saying, you know, kind of double-digit growth. I mean, you talked about shipments in that region being at double-digit rates. Can we talk about why your number, why your top line number didn’t quite match what the market did? You mentioned maybe losing some share in that region, but is there some catch-up, maybe, that needs to be done on shipments in Q3 or is this the kind of the going rate, in terms of just volume?

Robert Warren:	Let’s talk about where we’re projecting. We’re still seeing not a great upswing, other than in some of our profitability on our attachment business. We did lose, we think, some market share on the OEM business with some forks. Some of the OEMs, with some of our shut-down, moved some of their sourcing. We don’t believe we’ve really lost a great deal. We tried to do some analysis based on revenue for truck over peak-to-peak in the past and we still believe we’re getting about the same level of revenue for trucks shipped, and we did some analysis on some of the competitors and it looks like they’re getting about the same. It’s clear they didn’t go down as far and, so, we’re still estimating we might have lost some market share.

Andy Anderson:	Schon, I would like to believe that they’re optimistic, their infusive optimism, but if you look at the lift truck data, the order rates for the last five months, they have flattened out considerably. When we say we’re looking at about the same, we’re looking at some data that would suggest that.

Schon Williams:	Okay. Just so I understand, you’re not expecting—you’re kind of expecting flattish top line out of Europe for the next two quarters. There’s no real catalyst there at this point. You’re just kind of expecting normal seasonal trends, you know, kind of down in Q3 and then some pick-up in Q4, but still kind of flattish overall.

Andy Anderson:	That would be correct.

Schon Williams:	Okay. Can we talk about, I guess, the balance sheet a little bit? You guys have done a good job of paying down debt, you know, the last several quarters. I mean, I know you’ve just taken the dividend up here. Can you talk about, you know, kind of what your plans are for the balance sheet and kind of uses of cash going forward? Are you comfortable at these debt levels, would you like to work that down further, and, then, what are your priorities for cash going forward?

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Robert Warren:	Certainly, as we go forward, we project we will be still paying down our debt levels. This, obviously, is freeing up our balance sheet for opportunities that the Board’s done a lot of discussion on going forward on our strategic plan. I couldn’t go into that, but, yes, clearly, we’re going to be paying down debt as we create excess cash flow.

Schon Williams:	Do you have a target, kind of debt-to-cap number? I mean, you’re just under 20% net debt-to-cap right now and that seems like a very reasonable number. Do you want to cut that half? I’m just trying to get a sense of how much further down do you want to delever. I mean, are we talking about deleveraging the balance sheet for another, you know, quarter or two, or for the next year or two, just some sense of direction there?

Robert Warren:	I think the Board was showing a fair amount of confidence when it doubled its dividend. Clearly, we’re not back to the levels we were before. The discussion of where the Board’s comfortable with that leverage ratio really depends on what are the opportunities that we’re looking at on a strategic forward-going basis. I don’t think we’ve ever really ever come to a good conclusion where they’re comfortable. I think their point was that we will constantly try to pay down debt if we don’t have a better use of our cash. There’s limitations on how much we can do. We’ve already done pretty much what we probably could on a stock buyback. So, you know, we’re looking at what are our options going forward in the next four quarters.

Schon Williams:	Right. So, you continue to delever until maybe some M&A activity comes along?

Robert Warren:	That’s certainly one of our options that we’re certainly looking at.

Schon Williams:	Okay. Then, certainly, not to get into too specifics, but do you have an idea of what region you’re looking at for M&A activity, what type of product line you would be looking at? I mean, would it be similar to what you’re doing now? Would it be, you know, maybe an extension of your current product lines? Can you give us just a general sense of what the ...

Andy Anderson:	Actually, Schon, I think it’s important, we’re not actively engaged in any M&A evaluation at this point. What Bob was talking about is in the future we will be in a position if something should come along opportunistically. But, I think, right at the moment we’re focusing on Europe and focusing on getting back to profitability there and coming out of this recession.

Schon Williams:	Okay. All right, thanks a lot. I’ll get back in the queue.

Robert Warren:	Thanks, Schon.

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Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. One moment, please.

Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Again, thanks so much for your time and participation today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	Thank you. Ladies and gentlemen, this concludes the Cascade Corporation’s Second Quarter Earnings Conference Call. If you would like to listen to a replay of today’s conference call, you may dial 1 800 406-7325 and enter the access number of 4345839, in North America, and international callers please dial 303 590-3030. Thank you for participating, you may now disconnect.

END

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